EXHIBIT 10.12

LEASE

THIS LEASE entered into this 15th day of October, 2017 between Little Properties, LLC, an Oregon Limited Liability Company, hereinafter referred to as 'Lessor', and TransTech Systems, hereinafter referred to as 'Lessee'.

RECITALS:

A. Lessor is owner of office and warehouse facilities, also known as 12142 NE Sky Lane, Aurora, Oregon ('Little Properties').

B. The parties desire to enter into a Lease of a portion of Suite 130 (approximately 6,340 square feet of leasable space) of Little Properties upon the terms and conditions as hereinafter set forth. Said portion of Suite 130 is shown on attached floor plan but excludes those areas designated as 'WAREHOUSE' and 'MECH'.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. PREMISES:    This Lease shall cover the above-described Suites, hereinafter referred to as the 'Premises'.

2. COMMON AREAS:      'Common Areas' means those areas of Little Properties that are available for common use and/or benefit of Lessor, Lessees, and the respective employees, agents, servants, customers and other invitees. Common Areas include parking areas, access roads, driveways, landscaping, and conference room and conference room restrooms.Lessee, its employees, agents, servants, customers and other invitees shall have, pursuant to the terms and conditions of this Lease, the non-exclusive right in common with Lessor, and other Lessees of Little Properties to use the Common Areas. Lessee shall use the Common Areas for ingress, egress and normal parking of vehicles, for ingress, egress and convenience of pedestrians and for such other purposes as Lessor may specifically permit in writing, but for no other purposes.

3. TERM:       The original term of this Lease shall commence (Commencement Date) on December 1, 2017 and terminate on January 31, 2020. Lessee grants to Lessor the right to display appropriate signs to Lease Premises and to show the Premises to prospective tenants during Lessee's entire occupancy.

4. RENT:       Lessee agrees to pay Lessor in advance each month for monthly rent and triple-nets (NNN) as follows:

Monthly rent beginning December 1, 2017 - $4,335.00 plus NNN
Monthly rent beginning February 1, 2018 - $4,465.00 plus NNN
Monthly rent beginning February 1, 2019 - $4,599.00 plus NNN

Estimated monthly NNN for 2017 are $725.00 ($0.114 per square foot). Annual adjustments will be made for actual NNN charges. Triple net fees shall be inclusive of common area maintenance, Lessor’s insurance, Property taxes and reasonable management fees. Rents and triple-nets are due and payable on the first day of each month, and subject to a 10% penalty if not received in full by the 10th day of each respective month. Interest at a monthly rate of 1% will be assessed on all amounts 30 days or more past due.

Upon execution of this agreement Lessee agrees to provide Lessor with a security deposit in the amount of $4,335.00 which will be returned to Lessor upon termination of Lessee's occupancy provided Premises are left in good condition as described in Section 10 below.

5. OPTION TO EXTEND:      Upon termination of this Lease Lessor at its own discretion may offer Lessee the option of continued occupancy on a month to month basis at a rental rate to be determined by Lessor.

6. COMMON AREA MAINTENANCE CHARGES:         Lessor shall keep and cause to be kept the Common Areas in a neat, clean and orderly condition, properly landscaped and shall repair any damage to the facilities thereof, but all expenses in connection with the Common Areas shall be charged and pro-rated in the manner hereinafter set forth.It is understood and agreed that the terms 'Common Area Maintenance Charges' ('CAM') and 'expenses in connection with the Common Areas' ('Expense') as used herein shall be construed to include but not limited to all reasonable sums expended in connection with the Common Areas for all general maintenance and repairs, relocation of facilities, resurfacing, painting, striping, restriping, cleaning, snow removal, sweeping and janitorial services, maintenance and repair of sidewalks, curbs, roofing, landscaping, irrigation or sprinkling systems, planting and landscaping, electric, water, lighting and other utilities, and for garbage, HVAC maintenance of common areas. Nothing contained herein shall relieve Lessor of its expense obligation for repairs required under Paragraph 9 hereof.

7. DEFINITION OF LESSEE'S PRO-RATA SHARE:           For the purposes of this Lease with respect to allocations of each Lessees' share of taxes, insurance, CAM charges and utilities, the term 'Pro-Rata Share' shall be a fraction, the numerator of which is the leasable area of the Lessee's Premises and the denominator of which is the net leasable area of Little Properties.

8. REAL PROPERTY TAXES AND INSURANCE PREMIUMS, ETC.:      Lessee shall reimburse Lessor its pro-rata share of all real property taxes and assessments levied or assessed against Little Properties during the term of this Lease. Taxes shall be pro rated as of the Commencement Date. Taxes for the year in which the Lease is terminated shall be pro-rated as of the date of termination.Lessee may amortize payment for any special assessments which may be levied against the property by reason of municipal improvements over the most extended period allowable by the municipal authority.

Lessee shall reimburse Lessor Lessee's Pro-Rata Share of all insurance premiums paid by Lessor on Little Properties during the term of this Lease. Unless included in estimated monthly NNN payments Lessee shall reimburse Lessor for such insurance premiums within thirty (30) days of receiving written notice from Lessor of the amount of said insurance premiums and that Lessor has paid the same. The first insurance premiums for the initial year of the Lease shall be pro-rated as of the Commencement Date. The first insurance premiums for the year in which the Lease is terminated shall be pro-rated as of the date of termination.

9. LESSOR'S REPAIRS:         Lessor agrees at its expense to keep the foundation, structural portions and exterior of the Premises in good condition and repair and at its expense to make major repairs of all common area heating, air-conditioning, plumbing and wiring, provided, however that it shall be under no obligation to make such repairs unless requested by Lessee to do so in writing and thereafter they have a reasonable length of time within which to make any such required repairs.

10. LESSEE'S REPAIRS:       Lessee shall make all ordinary and usual repairs, including but not limited to interior painting and plumbing, wiring, and electric lighting on its floor, including bulbs and ballasts, interior plate glass, awnings and awning lighting and keep and maintain the Premises in good condition, usual wear and tear expected.

11. LESSEE'S IMPROVEMENTS:        Lessee shall not alter or change the premises without the consent of the Lessor, which consent shall not be unreasonably withheld, and all alterations improvements and changes approved by Lessor shall become the property of the Lessor and shall remain in the premises and surrendered to Lessor upon termination thereof, excepting, however, Lessee may, at its expense upon termination hereof, remove from the premises all partitions that are not affixed or permanently installed, and all telecommunication equipment and any other furniture and equipment. However Lessor shall take care not to cause any damage to the premises or to the building of which the rented premises is a part.

12. SIGNAGE:      Sign space is provided on the each respective suite's awning. Sign art work will be by Lessee and approved first by Lessor prior to installation. No exterior signs will be allowed without the advance approval of Lessor. Lessor will be responsible for the cost and maintenance of all signage.

13. UTILITIES AND PERSONAL PROPERTY TAXES:         Lessee agrees to pay for electricity, heat and other services rendered to the Lessee's Premises. Lessee also agrees to pay as the same become due and payable all personal property taxes levied or assessed against the property belonging to Lessee. Lessee agrees to keep the Premises free and clear of all liens and encumbrances.

14.     USE OF PREMISES:        Lessee agrees that:

a.
Lessee will conduct and operate in a manner which is consistent with all current applicable laws, consistent with the class and character of the building.
b.
Lessee will not make any unlawful or offensive use of the Premises.
c.
Lessee will not permit or allow the accumulation of litter or flammable material upon the Premises and will refrain from any other activity which would make it impossible to insure the Premises against casualty.
d.
Lessee shall not store on or discharge from or unto the Premises any hazardous waste or materials or toxic substances as defined by any applicable federal, state or local law, ordinance or regulation.
e.
Lessee will refrain from making any marks on or attaching any sign, insignia, antenna, aerial or other device to the exterior walls, windows or roof of the Premises without first obtaining written consent of Lessor, which consent shall not be unreasonably withheld.

15.      NO WARRANTIES BY LESSOR:       The Lessor makes no warranty either express or implied, as to the condition, merchantability or fitness of the Premises or the suitability of the Premises for the Lessee's purposes or needs. Prior to executing this Lease, the Lessee has inspected the premises and accepts them 'as is' with no additions, changes of modification by the Lessor, other than changing of locks to secure change of clear entry to lessee space.

16.      LIENS AND ENCUMBRANCES:        Except with respect to activities for which Lessor are responsible, the Lessee shall pay as due all claims for work done on or for services rendered or materials furnished to the Premises and shall keep the Premises free from any liens. If Lessee fails to pay any such claims or to discharge any lien, Lessor may do so and collect the costs as additional rent. Any amounts so added shall bear interest at the rate of twelve percent (12%) per annum from the date expended by Lessor and shall be payable on demand.Such action by Lessor shall not constitute a waiver of any right or remedy which Lessor may have on account of Lessee's default.

Lessee may withhold payment of any claim in connection with a good faith dispute over the obligation to pay so long as Lessor's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Lessee shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit security satisfactory to Lessor in an amount sufficient to discharge the lien plus any costs, attorney's fees and other charges which could accrue as a result of a foreclosure or sale under the lien.

17.     LIABILITY INSURANCE:       Lessee shall carry public liability and property damage insurance on the Premises in the amount of Two Million Dollars ($2,000,000.00). Lessor shall be named as an additional insured on such policy of insurance and a memo copy of the policy shall be furnished by Lessee to Lessor.

18.      INDEMNIFICATION:       Lessee shall indemnify and defend Lessor from any claim, loss or liability, including any attorney's fees and costs arising out of or related to any activity of Lessee, Lessee's agents, servants, customers, subtenants and licensees on the Premises of any condition of the Premises in the possession or under the control of Lessee, except any such claim, loss of liability which may be caused or contributed to in substantial part by Lessor's own negligence.

Lessor shall indemnify and defend Lessee from any claim, loss or liability, including any attorney's fees and costs arising out of or related to any activity of Lessor, Lessor's agents, servants, customers, subtenants and licensees on the Premises or any condition of the Premises in the possession or under the control of Lessor, except any such claim, loss or liability which may be caused or contributed to in substantial part by Lessee'' own negligence.

19.      DAMAGE OR DESTRUCTION OF BUILDING:           In the event of the destruction or partial destruction of Little Properties by fire or other casualty to the extent of fifty percent (50%) or more of its then sound value, Lessor or Lessee, their successors and assigns may, within thirty (30) days after such loss or destruction, elect either to reconstruct or not to reconstruct the same. If the election be not to reconstruct said building, this Lease shall be terminated as of the date of such fire or other casualty loss. If, however, the Lessor elects to reconstruct or if said building be but partially destroyed by fire or other casualty and the damage so occurring shall not amount to fifty percent (50%) of the then sound value of the building, Lessor, its successors and assigns, shall repair said building with all convenient speed. In either event, if Lessor shall rebuild or repair said building of the portion thereof damaged by fire or other casualty they shall have the right to take possession of and occupy all of the premises or such part thereof as may be reasonably necessary to make the repairs or rebuild said building and Lessee agrees to vacate the same upon request. For the period of time between the date of such fire or other casualty and until such repairs have been substantially completed, there shall be such an abatement of rent as may be fair and equitable to the parties, considering the use which Lessee may be able to make of the Premises during such period. If repairs of the premises are not completed within ninety (90) days of damage or destruction which make the premises reasonably unavailable for normal occupancy, Lessee may terminate this Lease by written notice to Lessor, which shall be effective retroactively to the date of the damage or destruction.

20.      WAIVER OF SUBROGATION RIGHTS BY LESSOR:        Lessor agrees to carry fire insurance with extended coverage on the building and improvements owned by Lessor which shall be for the mutual benefit of Lessor and Lessee but shall be payable to Lessor only. Lessor hereby waives the subrogation rights of their insurance carriers. Lessor shall take such steps as may be necessary to inform such carriers of this agreement and to have riders if necessary, placed on said insurance policies to carry the provisions of this paragraph into effect.

21.       WAIVER OF SUBROGATION RIGHTS BY LESSEE:       Lessee agrees to carry fire insurance with extended coverage on the inventory, furniture, fixtures, improvements and equipment made and placed by Lessee in and upon the Premises which shall be for the mutual benefit of Lessor and Lessee but shall be payable to Lessee only. Lessee hereby waives the subrogation rights of Lessee's insurance carriers. Lessee shall take such steps as are necessary to inform such carriers of this agreement and to have riders, if necessary, placed on said insurance policies to carry the provisions of this paragraph into effect.

22.        RELEASE AND WAIVER OF LIABILITY:          Each of the parties hereby releases the other party and the other party's employees from any and all liability and waives the right of recovery against the other party and the other party's employees for any loss or damage to property resulting from fire, explosion or other casualty enumerated in a standard fire insurance policy with extended coverage irrespective of whether the limits thereof are sufficient to fully cover such loss or damage.

23.        QUITE ENJOYMENT:       If and as long as Lessee pays the rent herein specified and performs all of Lessee's obligations hereunder, Lessee shall quietly enjoy the Premises.

24.      BUILDING SECUITY:     Lessee shall upon last leaving of building, secure all common outside and elevator doors applicable to Lessee's premises. Owner is not responsible for Lessee's property. Owner will cooperate and work with Lessee to attempt to make said area secure.

25.      EMINENT DOMAIN - TOTAL TAKING:       If a condemning authority takes all the Premises or portions sufficient to render the remaining Premises reasonably unsuitable for the use which Lessee was then making the Premises, the Lease shall terminate as of the date the title vests in the condemning authorities.

Lessor shall be entitled to all of the proceeds of condemnation except tenant improvements and the Lessee shall have no claim against Lessor as a result of the condemnation.

26.       EMINENT DOMAIN - PARTIAL TAKING:        If a portion of the premises is condemned and Paragraph 23 does not apply, the Lease shall continue on the following terms:

a. Lessor shall be entitled to all of the proceeds of the condemnation except tenant improvements and Lessee shall have no claims against Lessor as a result of the condemnation.
b. Lessor shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation. The Lessor may, but shall not be required to, perform alterations prior to the actual taking after the portion to be taken has been finally determined. Rent shall be abated to the extent the Premises are untenantable during the period of alteration and repair.

c. After the date on which title vests in the condemning authority of an earlier date on which alternations and repairs are commenced by Lessor to restore the balance of the property in anticipation of taking, the rent shall be reduced commensurably with the reduction in value of the Premises, as an economic unit, on account of the partial taking.If the parties are unable to agree upon the amount of reduction of rent, the amount of such reduction shall be determined by arbitration to be conducted in accordance with the statues of the State of Oregon relating to arbitration.Lessor shall select one arbitrator, Lessee shall select a second arbitrator, and the arbitrators so selected shall select a third arbitrator.The decision of the majority of the arbitrators as to the amount of the reduction of monthly rental shall be final and binding upon the parties hereto.
d. If a portion of the Lessor's property not included in the Premises is taken and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of change of grace of adjacent streets or other activity by a public body not involving a physical taking of any portion of the land, this shall be regarded as a partial condemnation to which subparagraphs a and c apply and the rent shall be reduced to the extent of diminution of the Premises as though a portion had been physically taken.

27.       EMINENT DOMAIN - SALE IN LIEU OF CONDEMNATION:       Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of exercise of the power shall be treated as a taking by condemnation.

28.       LESSOR'S RIGHT OF INSPECTION:        Lessor, its agents and representatives, shall, at all reasonable times, have the right to enter upon the inspect the Premises upon no less than twenty four hours prior notice.

29.      ASSIGNMENT:       Lessee may assign the lease in its entirety, or to sublease any portion of the premises upon written consent of the Lessor, with such consent not to be unreasonably withheld. Additionally Lessor agrees to work with Lessee in work to find one or more possible third parties to sublease Lessee's Premises.

30.       TIME OF ESSENCE:        Time is of the essence of this Lease and waiver by Lessor in enforcing any of the terms and conditions hereof shall not constitute a waiver of Lessor's rights to insist upon strict compliance with such terms and conditions in the future.

31.       DEFAULT:        The following shall be events of default:

a.
Failure of Lessee to pay any rent or other charge within ten (10) days after receiving notice of default.
b.
Failure of Lessee or Lessor to comply with any term of condition or fulfill any obligation of the Lease (other than the payment of rent or other charges) within ten (10) days, unless a greater time is reasonably required, after written notice specifying the particulars in which such party claims that the other is in default and such defaulting party shall have said period of time within which to remove any such default. No fault shall occur if the party is making reasonable efforts to cure the default within such reasonable time.
c.
Insolvency of Lessee; an assignment by Lessee for the benefit of creditors; the filing by Lessee of a voluntary petition in bankruptcy; an adjudication that Lessee is bankrupt or the appointment of a receiver for the properties of Lessee; the filing of an involuntary petition of bankruptcy and failure of Lessee to secure a dismissal of the petition within thirty (30) days after filing; attachment or the levying of execution of the leasehold interest and failure of Lessee to secure discharge of the attachment or release of the levy of execution within ten (10) days.

32.       REMEDIES ON DEFAULT:        The following shall be remedies in the event of default.
a.
The Lease may be terminated at the option of the non-defaulting party by notice in writing to the defaulting party. The notice may be given before or within the running of any grace period for default and may be included in a notice of failure of compliance given pursuant to Paragraph 31, subparagraph b hereof.If the Premises are abandoned by Lessee in connection with a default termination shall be automatic and without notice.

b.
If the Lease is not terminated the non-defaulting party shall be entitled to recover damages for the default.
c.
If the Lease is terminated for any reason, liability for damages shall survive such termination and the right and obligations of the parties shall be as follows:
i.
Lessee shall vacate the Premises immediately, remove any property of Lessee, including any fixtures which Lessee is required to remove at the end of the Lease term, perform any clean up, alterations or other work required to leave the Premises in the condition required at the end of the term and deliver all keys to Lessor.
ii.
Lessor may re-enter, take possession of the Premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages.

d.
Following a re-entry Lessor may relet the Premises and in that connection may:
i.
Make any suitable alternation or refurbish the Premises or both or change the use of the Premises, but Lessor shall not be required to relet for any use or purpose (other than that specified in the Lease), which Lessor may reasonably consider injurious to the Premises, or to any lessee which Lessor may reasonably consider objectionable.
ii.
Relet all or part of the Premises alone or in conjunction with other properties for a term longer or shorter than the term of this Lease upon any reasonable terms and conditions, including the granting of some rent fee occupancy or other rent concessions.
e.
In the event of termination on default, Lessor shall be entitled to recover immediately without waiting until the due date of any future rent or until the date fixed for expiration of the Lease term the following amounts as damages:
i.
Any excess of (a) the value of all Lessee's obligations under this Lease, including the obligation to pay rent from the date of default until the end of the term, over (b) the reasonable rental value of the Premises for the same period figured as of the date of default, the net result to be discounted to the date of default at a reasonable rate not exceeding eight percent (8%) per annum.
ii.
The reasonable costs of re-entry and reletting, including, without limitation, the cost of any cleanup, refurbishing, removal of Lessee's property and fixtures or any other expense occasioned by Lessee's failure to quit the Premises upon termination and to leave them in the required condition, any remodeling costs, attorney's fees, court costs, broker commissions and advertising costs.
iii.
The loss of reasonable rental value from the date of default until a new lessee has been or with the exercise of reasonable efforts, could have been secured.
f.
The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Lessor under applicable law. Notwithstanding any other provisions contained in this lease, in the event (a) Lessee or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Lease shall be levied upon or sold under execution of other legal process, or (b) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisory authority "Authority", Lessor may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Lessor for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount greater than all accrued and unpaid rent to the date of termination.

33.     SURRENDER OF PREMISES:            Upon the expiration of the Lease term or earlier termination on account of default, Lessee shall deliver all keys to Lessor and surrender the Premises in first-class condition and clean, reasonable wear and tear for which Premises were let, excepted. Alterations constructed by the Lessee with permission from the Lessor shall not be removed or restored to the original condition unless the terms of permission for the alterations so required. All repairs for which the Lessee is responsible shall be completed to the latest practical date prior to such surrender.The Lessee's obligations under this paragraph shall be subordinate to the provisions of Paragraph 19 related to destruction.

34.        ATTORNEY'S FEES:           In the event that suit or action is brought by either of the parties hereto to enforce any of their rights or remedies hereunder, the party prevailing in such suit or action shall be entitled to recover such additional sum from the other party as the court may adjudge reasonable as attorney's fees at trial, on appeal and on any petition for review therefrom.

35.         NOTICES:          Any notice required or permitted under this Lease shall be deemed to have been duly given when actually delivered or when deposited in the United States certified mail, postage prepaid, addressed as follows:

To Lessor:

Little Properties LLC
c/o William S. Little
80 Oak High Drive
Medford, OR 97504

To Lessee:

Trans Tech Systems
c/o Steven W. Waddle
12142 NE Sky Lane, Suite 130
Aurora, OR 97002

Or to such other addresses as may be specified from time to time by either of the parties in writing.

36.        SUCCESSION:           Subject to the above-stated limitations on transfer of Lessee's interest, this Lease shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

37.           AMENDMENTS:        This Lease may not be amended or modified except in writing signed by all parties.

38.           STATUTORY DISCLOSURE:           THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING THE LEASEHOLD INTEREST IN THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES.

39.         NOT INCLUDED BY LESSOR:       Only those items specifically identified in Paragraph 15 are to be provided by Lessor. All other items will be the responsibility of the Lessee.

IN WITNESS WHEREOF the parties have executed this agreement the day and year first hereinafter written.

Little Properties, LLC

By:	/s/ William S. Little	Date:	October 15, 2017

TransTech Systems

By:	/s/ Steven W. Waddle	Date:	October 15, 2017

	Printed: Steven W. Waddle		Title: Controller